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Tennant Company To Acquire Outdoor Equipment Manufacturer;

Applied Sweepers Complements Tennant Company Sales and Service Networks

MINNEAPOLIS, Minn., Feb. 15, 2008—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world, today announced that it has entered into a purchase agreement with Applied Sweepers, maker of Green Machines® brand cleaning equipment. The deal, valued at approximately $68 million (USD), is expected to close by the end of February or early March 2008. Completion of the transaction is subject to concluding routine environmental due diligence and other customary closing conditions.

Applied Sweepers, a privately-held company based in Falkirk, Scotland, with 2007 revenues of roughly $40 million (USD), is recognized as the leading manufacturer of sub-compact outdoor sweeping machines in the United Kingdom (UK) and operates overseas subsidiaries in the United States, France and Germany. Applied Sweepers is the leading supplier of smaller sweepers used for city cleaning to municipalities across the UK and sells through a broad distribution network around the world.

“Tennant Company sees tremendous potential to build upon Applied Sweepers highly-regarded service organization, its pride in innovation and, of course, its stellar reputation for high-quality products,” said Chris Killingstad, President and CEO of Tennant Company. “We have found a strong and beneficial alignment of Tennant Company’s long-term goals and those of Applied Sweepers: International market expansion, innovative product development, improving operational efficiencies and leveraging a strong distributor network.”

Sold under the brand name “Green Machines,” Applied Sweepers’ products come in three ranges and are used in city cleaning applications such as sweeping pavements, pedestrian areas, streets and alleyways. Killingstad noted that this series of city cleaning products complements Tennant Company’s current outdoor offerings, particularly in Europe, and will enhance Tennant Company’s ability to offer a broader set of solutions to customers worldwide.

"Applied Sweepers is very excited about its future within Tennant Company,” commented Francis Galashan, Chairman of Applied Sweepers. “Both are world-leaders with a proven pedigree in producing high quality, strongly innovative solutions to customers' cleaning needs. The complementary fit between our two companies' current product lines and our respective areas of strength in distributor networks makes us believe this will be a very successful partnership."

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Killingstad and Galashan confirmed that current Applied Sweepers management will stay in place to continue to drive growth in the city cleaning business.

This acquisition, combined with its 2006 acquisition of Hofmans Machinefabriek in The Netherlands, provides Tennant Company greater access to the $250 million European city cleaning market and will provide opportunities to further leverage both companies’ existing sales and service capabilities around the world.

Killingstad noted that this transaction is consistent with the company's strategy of pursuing add-on acquisitions to gain access to interesting products or to expand its global sales and service coverage.

About Tennant Company

Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing environmental cleaning solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors. Tennant Company's global field service network is the most extensive in the industry. Tennant Company has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; Northampton, United Kingdom; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

About Applied Sweepers

Since its establishment in 1965, Applied Sweepers has specialized in the design, manufacture, sales and after-sale service and support of smaller sweeping machines to sweep downtown areas, sidewalks, and other congested outdoor areas beyond the reach of larger, more traditional street sweepers. Employing more than 170 employees in the UK, France, the U.S. and Germany, the company sells through a combination of direct and distributor networks.

Forward-Looking Statements

Certain statements contained in this document as well as other written and oral statements made by us from time to time are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties that may affect the forward-looking statements in this release include: geopolitical and economic uncertainty throughout the world; the potential for increased competition in our business; fluctuations in the cost or availability of raw materials and purchased components; the success and timing of new products; our ability to achieve projections of future financial and operating results; successful integration of acquisitions, including the ability to carry acquired goodwill at current values; the parties’ abilities to complete the transaction described in this release; and our plans for growth.

We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under "Risk Factors."

We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

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